EXHIBIT 16.1

March 31, 2015

Securities and Exchange Commission

100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 31, 2015 of Success Holding Group International Inc. and are in agreement with the statements contained therein as they pertain to our firm.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Sincerely,

Yichien Yeh, CPA